Exhibit L
Nelson Mullins Riley & Scarborough LLP
Attorneys and Counselors at Law
101 Constitution Avenue, NW / Suite 900 / Washington, DC 20001
Tel: 202.712.2800 Fax: 202.712.2857
www.nelsonmullins.com
June 21, 2011
Fidus Investment Corporation
1603 Orrington Avenue, Suite 820
Evanston, Illinois 60201

Re:	Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “462(b) Registration Statement”), relating to the Joint Registration Statement on Forms N-2 and N-5 (No. 333-172550) (the “Joint Registration Statement”)
     We have acted as counsel to Fidus Investment Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing of the above referenced 462(b) Registration Statement, relating to the proposed issuance by the Company of 3,833 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), to be sold to underwriters pursuant to an underwriting agreement substantially in the form filed as Exhibit (h) (the “Underwriting Agreement”) to the Joint Registration Statement. This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and no opinion is expressed herein as to any matter other than as to the legality of the Shares.
     In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:
(i)	the 462(b) Registration Statement and the Joint Registration Statement;

(ii)	the Company’s notice of intent to be subject to Sections 55 through 65 of the Investment Company Act on Form N-6F;

(iii)	the Underwriting Agreement;

(iv)	the form of certificate evidencing the Shares;
With twelve office locations in the District of Columbia, Florida, Georgia, Massachusetts, North Carolina, South Carolina, and West Virginia

Fidus Investment Corporation
June 21, 2011

(v)	the Amended and Restated Articles of Incorporation of the Company, certified by the Secretary of State of the State of Maryland;

(vi)	the Bylaws of the Company;

(vii)	a certificate of good standing with respect to the Company issued by the Department of Assessments and Taxation of the State of Maryland dated June 20, 2011;

(viii)	resolutions of the board of directors and pricing committee of the Company relating to, among other things, the authorization and issuance of the Shares.

(ix)	the Company’s election to be subject to Section 55 through 65 of the Investment Company Act on Form N-54A; and

(x)	the Notice of Effectiveness from the Securities and Exchange Commission (the “Commission”), dated June 20, 2011.
     As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.
     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and, (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company).
     Based on the foregoing, and subject to the further assumptions and qualifications set forth in this letter, it is our opinion that when (i) the 462(b) Registration Statement becomes effective under the Securities Act, and (ii) certificates representing the Common Stock in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the Company and an authorized officer of the transfer agent for the Shares and registered by such transfer agent, and when the shares have been delivered to and paid for by the Underwriters at the price per share contemplated by the Underwriting Agreement, the issuance and sale of the shares will have been duly authorized, and the shares will be validly issued, fully paid and nonassessable.
     The opinion expressed herein is limited to the General Corporation Law of the State of Maryland. We are not members of the bar of the State of Maryland, nor do we purport to be experts in the laws of the State of Maryland.

Fidus Investment Corporation
June 21, 2011

     This opinion letter has been prepared for your use solely in connection with the 462(b) Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.
     We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Joint Registration Statement as incorporated by reference into the 462(b) Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
NELSON MULLINS RILEY &
SCARBOROUGH LLP